Exhibit 10.42

Service Agreement

SERVICE AGREEMENT

Party A: China Agricultural University

Party B: Zhong Nongda Networks Development Co., Ltd.

Party A is an institution engaging in the online education with and without record of formal degree authorized by the State, in order to further improve its online education level and provide the students with a better online education environment, Party A intends to greatly enhance the hardware and software construction of its education platform, and wants to further improve the quality of its online education by incorporating the management skills of modern enterprises;

Party B is a professional company engaging in the computer and internet technologies, modern distance education technologies and services and has strong technological expertise and practical experiences on the modern online distance education. After friendly negotiation and in accordance with the principles of mutually complementary advantages, mutual benefits and joint development,, the Shareholders’ Agreement entered into by Party A, Beijing Hongcheng Liye Technology Co., Ltd., Shanghai SVA Communication Co., Ltd. and Beijing CAU Technological Enterprise Incubator Co., Ltd. reached the following agreement.

Article 1. Contents of Services Provided by Party B

Within the valid period of this Agreement, Party A agrees that Party B shall provide the technologies and commercial services related to its online education projects, the specific contents of the services are:

I.	Licensed use of the technological platform for the online education

In accordance with the specific needs of Party A’s online education, Party B shall provide Party A with such services as the development and customer upgrading of the technological platform and relevant products, and shall license Party A to use the new products redeveloped within the valid period of this Agreement.

II.	Services as maintenance, technological support and training

In accordance with the specific needs of Party A’s online education, Party B shall provide Party A with such services as maintenance and technological support other than technological development and product upgrading.

III.	Development, making and licensed use of CAI software

In accordance with the curricular arrangement of Party A for the online education, Party B shall, using its technological advantages, develop and make CAI software containing the teaching materials decided by Party A (including but not limited to textbooks, teaching plans, cases and explanations) and transform them into the forms suitable to the online education through necessary technological measures, and grant Party A the licensed user’s right within the valid period and scope of this Agreement. The subjects and amounts of the CAI software to be developed and made shall be in accordance with the written requirements of Party A from time to time. (refer to the CAI Software Catalogue for details)

IV.	Consultation Services

Party B shall provide the consultation services to the purchase of relevant equipments and systems needed in the online education project of Party A, including but not limited to suggestions on the choice of all kinds of tool software, applications and technological platforms, installation and debugging of systems, and the purchase, specifications and functions of all kinds of accessory hardware facilities, equipments and circuit resources.

V.	Use of Hardware Equipments

Apart from the hardware equipments purchased by Party A itself, Party B shall provide the hardware equipments needed for purposes of Party A’s online education for the use of Party A, including but not limited to: servers and PCs. Party B shall also, in accordance with the expansion of the scale of Party A’s online education and the gradual improvement of the technological requirements, make corresponding renewal and upgrading to relevant hardware equipments, and shall provide timely solutions or backups in case there is any breakdown or technological problem of the aforementioned hardware equipments.

VI.	Training Services

On Party A’s demand, Party B shall provide regular technological trainings on the use of relevant hardware, technological platform and relevant software to Party A’s staff.

VII.	Website Use Services

(1)	on Party A’s demand, Party B shall apply for and register a website with a corresponding domain name.

(2)	Party B promises that Party A shall be entitled to the paid and exclusive use of the website for its online education.

(3)	Party B shall design the web pages of the website according to the features and demands of Party A for its online education, and renew and/or redesign the web pages from time to time on Party A’s demand.

VIII.	Market Promotion Services

With the purpose of expanding the influence and reputation of Party A’s online education, Party B shall, using its advantages and strong points provide such services as market promotion and expansion to Party A’s online education, including but not limited to: assisting Party A to arrange the promotion in media advertisements and assisting Party A to carry out the extra-curricular practices and entertainments for its students.

IX.	Labour Services

Party B shall provide Party A with any labour services that Party A needs to entrust to others during its operation and management of the online education.

Article 2 Exclusive Services

I.	Party A agrees that, within the valid period of this Agreement and the scope of the services prescribed in this Agreement, Party B shall be the exclusive service provider of Party A, and Party A shall not entrust the services related to this Agreement and its appendixes to any third party other than Party B without the prior written permission of Party B.

II.	Party A promises that when Party A needs to carry out any business cooperation with other enterprises, Party B or its affiliates shall have the priority under the same conditions.

Article 3 Service Fees

I.	Both parties reach on the following agreements on the amount and payment principles of all services under this Agreement by Party B to Party A:

Both parties agree: on the premise of ensuring the balance of revenue and expenditure of Party A, the main revenue of Party A shall be used for the technological development and construction of the online education and the services needed by the teaching of the online education. The revenue of Party A shall firstly be used to cover the fee due to be paid by Party A to the third parties (out-school service stations) and other fees.

The specific calculation principles for the service fees Party A shall pay to Party B are as follows:

1.	The basis for the calculation of the service fees Party A shall pay to Party B shall be the residual of all tuition revenue of Party A’s Online Education College after the deduction of the service fee for the third parties (out-school service stations) (“Gross Revenue”). Both parties agree that five percent (5%) of the residual of all tuition revenue of Party A’s Online Education College after the deduction of the service fee for the third parties (out-school service stations) (“Gross Revenue”) shall be the management fee for Party A.

2.	After the deduction of the teaching fee for the teachers and other teaching management fees (including the risk reserves), about 55% of all Party A’s tuition shall be mainly used for such inputs as the technological development and commercial promotion of the online education project (i.e. the payment of the service fees for the technological and commercial services provided by Party B for the expansion of the online education and the technological researches and developments in accordance with this Agreement). The unit for the fees (“Party B’s Revenue”) shall be from December 1 of the previous year to May 31 and from June 1 to November 30 of the next year (“Period”), in which, 70% shall be used for the payment of development and maintenance of the technological platform for the online education and the development, making and licensed use of the CAI software; the other 30% shall be used for the consultation, use of the hardware equipments, training, use of the website, market promotion and labour services. Both parties agree the aforementioned “Party B’s Revenue” may be adjusted according to the scale of Party A’s online education and the actual conditions of relevant fees due to be paid to the third parties.

II.	Payment Manner

Both parties agree: from June 1 to June 30 and from December 1 to December 31 of each year, Party A shall account for the expenses of the Period, decide the specific amount of the revenue of the Period and pay the Service Fees to Party B after the confirmation of the signatures by the authorized representatives of both parties. In the event there is any dispute as to the ultimate amount of the Service Fees between Party A and Party B, Party A shall ensure the payment to Party B in the amount accepted by Party A within 2 months after the Period.

Article 4 Obligations of Both Parties

I.	Obligations of Party A

1.	Party A agrees to pay Party B all service fees prescribed in this Agreement and its appendixes on time;

2.	Party A shall have the sovereignty over its teaching, shall be responsible for all work directly related to the teaching and management of teaching affairs in the online education, and shall be responsible for supervising and examining the technological and commercial services provided by Party B.

II.	Obligations of Party B

1.	Party B shall, in accordance with this Agreement and Party A’s demand, timely and sufficiently provide Party A with relevant technological and commercial services;

2.	Whenever there is any unpredictable circumstance that may affect the normal operation of Party B, Party B promises that it will immediately take remedial measures and notify Party A;

3.	Party B shall accept the supervision and examination of Party A on the performance of its obligations under this Agreement, listen to the opinions and suggestions of Party A, actively improve and perfect its work, and improve the quality of the services.

Article 5 Confidentiality

I.	Both parties agree and acknowledge that the materials of any party related to this Agreement and its appendixes are confidential. If the disclosure of such confidential materials by the other party to any third party without the approval of the holding party leads to serious losses of its business and other rights and interests, the monetary compensation is not sufficient for the losses caused by the disclosure.

II.	Both parties agree and acknowledge that the confidential materials disclosed are and will continue to be the exclusively owned assets of the holding party. Unless with the prior written permission of the other party and for the purpose of performing this Agreement, any party shall not use, or disclose to any third party or permit any third party to use the confidential information of the other party.

III.	Both parties shall only disclose the confidential materials to: (1) the senior employees of both parties who are mainly responsible for the negotiation and performance of this Agreement and relevant employees, and (2) the agents, consultants, advisers and other representatives formally appointed by both parties.

IV.	The aforementioned limits shall not apply to:

1.	materials that can be generally acquired by the public before the disclosure;

2.	materials that can be generally acquired by the public after the disclosure but not due to the faults of the receiving party;

3.	materials that the receiving party can prove that it has already acquired before the disclosure and are not directly or indirectly acquired from the other party;

4.	the confidential materials that any party is obligated to disclose to relevant government departments and stock exchange institutions according to law;

5.	the written permission of the providing party (the other party) of the confidential materials has been acquired for the disclosure and use of such confidential materials;

6.	in the event Party B needs financing or needs to raise funds, it may disclose relevant materials to the investing party, but the investing party must sign relevant confidentiality agreement beforehand, and the contents of the confidentiality agreement shall be the same with the contents of this Agreement.

V.	Each party shall urge its directors, senior employees and other employees, and the directors, senior employees and other employees of its affiliates to perform the confidentiality obligation prescribed in this article and shall require relevant employees to sign the confidentiality agreement.

VI.	The confidentiality obligation prescribed in this Article shall survive this Agreement for any reason.

Article 6 Intellectual Property Rights

I.	Copyright and relevant intellectual property right of the online education technological platform: the copyright and relevant intellectual property right of the online education technological platform developed by Party B for the performance of this Agreement (including but not limited to: copyright of software, patent application right, patent right and proprietary technologies) shall belong to Party B, Party B shall grant Party A the exclusive right to use the online education technological platform during the valid period of this Agreement.

II.	Copyright of the CAI software: the copyright of the CAI software developed and made for the performance of this Agreement shall belong to Party B and Party A shall enjoy the right of paid use during the valid period of this Agreement.

III.

Ownership of the domain name and website: the ownership of the domain name and website registered for the performance of this Agreement shall belong to Party B. Party A shall have the exclusive right to use them during the valid period of this Agreement; in the event this Agreement expires and both parties decide not to extend it or the dissolution of the company is unanimously agreed by the shareholders’ meeting of Party B, Party B shall transfer the ownership of the special domain name to Party A with no charges.

IV.	Copyright of the web page designs: the copyright of the web page designs for the website formed because of the performance of this Agreement shall belong to Party B, Party A shall enjoy the exclusive right to use the web page designs during the valid period of this Agreement.

V.	Intellectual property rights related to the contents of the website shall belong to Party A or the providers of relevant contents in accordance with relevant laws and regulations.

Article 7 Liability for Breach of Contract

I.	In the event Party A fails to pay Party B any amount in accordance with this Agreement and its appendixes, Party B is entitled to charge the overdue interest of 0.03% per day for the outstanding payment and notify Party A to perform its payment obligation within a time limit.

II.	In the event Party B fails to provide Party A with the services stated in this Agreement according to the requirements of Party A and causes damages to the teaching activities and teaching quality of Party A, Party B shall compensate all Party A’s losses.

III.	In the event Party A entrusts the services related to this Agreement to any third party other than Party B without the prior written permission of Party B, the fees for such services shall be borne by Party A, and must not be deducted from the payment due to be paid to Party B, and Party A shall compensate all losses of Party B thus induced.

Article 8 Force Majeure

I.	Force majeure refers to any event that can not be controlled or foreseen by each party or both parties, or that can not be avoided if foreseen, and that happens after the signing of this Agreement and causes any party unable to fully or partly perform this Agreement. Such events shall include but not be limited to: riot, explosion, fire, flood, earthquake and other natural disasters and war, civil commotion, intended destruction, expropriation, confiscation, sovereign actions of the government, changes of the laws, stop of the cooperation between both parties for failing to acquire the approval of the government on relevant matters or due to relevant mandatory rules and requirements of the government, and other major events or emergencies.

II.	In case of any force majeure event, the affected party shall notify the other party without delay in the most convenient manner, and shall, within fifteen (15) days after the force majeure event, provide the other party with the detailed written report of the event. The affected party shall take all reasonable actions to eliminate the influences of the event and reduce the losses caused by the event to the other party. Both parties shall, according to the influence of the force majeure event to the performance of this Agreement, decide whether to terminate or postpone the performance of this Agreement, or whether partly or fully absolve the affected party from its obligations under this Agreement.

Article 9 Resolution of Disputes

I.	For any dispute caused by this Agreement or with respect to the interpretation and performance of this Agreement, both parties shall first resolve the dispute through friendly negotiation. In the event both parties fail to reach an agreement on the dispute within 60 days after the beginning of the negotiation, either party may bring a lawsuit at the people’s court within the jurisdiction.

II.	During the lawsuit, both parties shall continue to perform the parts of this Agreement other than those under dispute,.

Article 10 Validity & Others

I.	This Agreement shall be signed and sealed officially by the authorized representatives of both parties and shall be effective as of January 1, 2005.

II.	The valid period of this Agreement shall be 50 years, starting from the effective date. Within 3 months before the expiration of this Agreement, both parties may extend it, the specific contents shall be negotiated then; in the event both parties fails to reach a consensus on the extension, this Agreement shall terminate automatically upon expiration.

III.	When this Agreement expires, the pending creditor’s rights and liabilities of both parties shall not be affected. The debtor shall continue the payment of its liabilities to the creditor.

IV.	In the event any clause of this Agreement becomes void for violating relevant laws or regulations, the void clause shall be deemed dispensable and deleted; the other clauses shall remain their validity if not affected. But both parties of this Agreement shall stop the performance of the void, invalid and unenforceable clause, and shall revise it to be valid, effective and enforceable for the certain facts and circumstances within the scope that is closest to its original meaning.

V.	This Agreement shall be written in Chinese and in quadruplicates, each party shall hold two copies. Any translation of this Agreement shall have no legal force.

VI.	Any change, revision, increase or decrease to the clauses of this Agreement must be made with the written amendment or supplementary agreement of this Agreement which can only be effective after being signed by the authorized representatives of both parties, the amendment or supplementary agreement shall be an integral part of this Agreement, and shall have the same legal force as this Agreement.

VII.	Any tolerance, grace period or delayed exercise of the rights or power under this Agreement by any party to any breach or delay of the other party shall not be deemed that it waives the rights and power, and shall not affect, influence or limit all rights and power of the party under this Agreement and relevant laws and regulations; the separate or partial exercise of any right, power or remedies under this Agreement shall not hinder the further exercise of them and shall not hinder the exercise of other rights, powers or remedies.

VIII.	During the performance of this Agreement, all formal notices of both parties shall be made in writing and delivered by express mail service.

IX.	Other legal documents entered into by both parties related to this Service Agreement shall have the same legal force as this Agreement.

Party A: China Agricultural University
(Seal of China Agricultural University)

By:	/s/ Fu Zetian
Name:	Fu Zetian

Date: April 28, 2005

Party B: Zhong Nongda Networks Development Co., Ltd.
(Seal of Zhong Nongda Networks Development Co., Ltd.)

By:	/s/ Gu Peide
Name:	Gu Peide

Date: April 28, 2005